UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2014

AMERICAN INTERNATIONAL VENTURES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30368	22-3489463
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification Number)

15122 Tealrise Way, Lithia, Florida	33547
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (813) 260-2866

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry of a Material Definitive Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 16, 2014, the Company completed the sale of certain mining claims  to Gold Mining USA, Inc. (OTC-Pink:GMUI)  (“GMU”) in exchange for 1.5 million shares of common stock of GMU and the Company also reserved a 3% net smelter return. The mining claims consist of twenty two unpatented claims known as “El Tutle/Rich Gulch” and four unpatented claims which are part of the “Gypsy” claims. All of the claims are  located in Douglas County, Nevada.

In January 2014, the Company and GMU previously entered into an agreement for the sale of eight claims held by the Company known as the Gypsy Gold Mine. Under the January 2014 agreement,  the parties further agreed that GMU has the option to purchase the remaining four unpatented claims (part of the Gypsy Gold Mine)  in exchange for GMU purchasing a convertible debenture in the amount of $1,000,000 from the Company within six months from the closing of the original transaction (“Debenture”).  Under the current (June 16, 2014) agreement, the Company included these four unpatented mining claims as part of the above described transaction, and the parties agreed that the stock consideration (1.5 million shares of common stock of GMU)  satisfied the obligation to purchase the Debenture as required under the January 2014 agreement.

The Gypsy Gold Mine Purchase Contract is attached hereto as Exhibit 10.7, and the above description is qualified in its entirety by reference to the attached agreement.

Item 9.01 Financial Statements and Exhibits.

d) Exhibit 10.7 - Gypsy/El Tule/Rich Gulch Gold Mining Claims e Purchase Contract dated June 16, 2014 by and between the Company and Gold Mining USA, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL VENTURES, INC.

By:	/s/ Jack Wagenti
Name: Jack Wagenti
Title: Chairman
Date: June 23, 2014

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